Exhibit 5.1

[The Mosaic Company Letterhead]

October 12, 2011

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Corporate Secretary of The Mosaic Company, a Delaware corporation (the “Company”) and in such capacity have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company from time to time for an indeterminate aggregate initial offering price of its debt securities (the “Debt Securities”).

I have examined the Registration Statement and I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based on the foregoing, I am of the opinion that when (i) a particular series of Debt Securities has been duly established under the Indenture proposed to be entered into by and between the Company and U.S. Bank National Association, as trustee (the “Indenture”) (including, without limitation, the adoption by the Company’s board of directors or a committee of the board of directors of resolutions in sufficient form and content under the Delaware General Corporation Law, as then in effect, and the Company’s Certificate of Incorporation and Bylaws, as then in effect, authorizing the creation, issuance and delivery of such Debt Securities) and (ii) the instruments representing such Debt Securities have been duly authenticated by the trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of such resolutions and the Indenture and as contemplated by the Registration Statement, the prospectus and the related prospectus supplement, such Debt Securities will constitute binding obligations of the Company.

The opinion set forth above is subject to the following qualifications and exceptions:

a.	The opinion stated above is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other laws of general application affecting creditors’ rights.

The Mosaic Company

October 12, 2011

b.	The opinion stated above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

c.	In rendering the opinion set forth above, I have assumed that, at the time of the authentication and delivery of a series of Debt Securities, (i) the applicable resolutions referred to above will not have been modified or rescinded, (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Debt Securities, the Registration Statement and any required post-effective amendment thereto, (iii) the Registration Statement, the prospectus and any and all prospectus supplements required by applicable law have all become effective under the Securities Act and will continue to be effective, (iv) such Debt Securities will be issued and sold with such terms and in such manner as is described in the Registration Statement (as amended from time to time), the prospectus included therein (as amended from time to time) and any related prospectus supplement and in compliance with the Securities Act, the rules and regulations thereunder, the Trust Indenture Act of 1939, as amended, the rules and regulations thereunder, and any applicable state securities laws, all as then in effect, (v) the Indenture or any other relevant indenture or indentures will have been duly authorized, executed, delivered and qualified under the Trust Indenture Act of 1939, as amended, and will continue to be so qualified, (vi) none of the particular terms of a series of Debt Securities will violate any applicable law and (vii) neither the issuance and sale of such Debt Securities nor the compliance by the Company with the terms thereof will result in a violation of the Certificate of Incorporation or Bylaws of the Company as then in effect, any agreement or instrument then binding upon the Company or any order then in effect of any court or governmental body having jurisdiction over the Company.

d.	As of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular Debt Security is denominated will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Debt Security would be required to render that judgment in the foreign currency or currency unit in which the Debt Security is denominated, and the judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The Mosaic Company

October 12, 2011

e.	I express no opinion as to the enforceability of (i) provisions that relate to choice of law or forum selection, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct, or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

f.	I draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

I do not express any opinion herein concerning any laws other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the laws of the State of New York, and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the use of my name under the caption “Legal Matters” contained in the prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Richard L. Mack
Name: Richard L. Mack
Title: Executive Vice President, General Counsel and Secretary